Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this __ day of ___________, 2023 (the “Execution Date”) between SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), and ____________ (“Executive”). (the Employer and the Executive are collectively referred to herein as the “Parties”)

WHEREAS, the Company has entered into an Agreement and Plan of Merger by and among the Company, Pegasus Merger Sub Inc., and Mobiv Acquisition Corp (fully owned subsidiary of Srivaru Holding Limited), dated as of the Execution Date, and intends to effectuate the transactions contemplated thereby (the “Transaction”);

WHEREAS, the Company desires to be assured that the unique and expert services of Executive will be available to the Company following the closing of the Transaction (the date on which such closing occurs, the “Closing Date”) and that the confidential information and goodwill of the Company will be preserved for its exclusive benefit; and

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement, subject to and contingent upon the closing of the Transaction, and effective upon the Closing Date (such date on which Executive commences employment, the “Effective Date”), and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Period. The Company hereby employs Executive, and Executive hereby agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on _________________ (such period is referred to herein as the “Initial Term” and the last day of the Initial Term is referred to herein as the “Initial Term Expiration Date”), unless terminated earlier as set forth herein. Thereafter, the term of this Agreement shall continue from year to year, subject to termination by notice (a “Non-Renewal Notice”) given by either party to the other at least ninety (90) days prior to the commencement of such renewal year (each a “Renewal Term” and, together with the Initial Term, or such lesser period in the event of termination of Executive’s employment prior to the Initial Term Expiration Date or the last day of a Renewal Term pursuant to the provisions of Section 4 of this Agreement, the “Employment Period”). For the avoidance of doubt, the Company’s timely delivery of a Non-Renewal Notice will result in the expiration of the Employment Period upon conclusion of, as applicable, the Initial Term or a Renewal Term, but such delivery of a Non-Renewal Notice by the Company will not result in a termination of Executive’s employment with the Company and Executive’s employment with the Company will continue after the end of the Employment Period on an “at-will” basis, unless the Company otherwise provides in the Non-Renewal Notice, with such employment to continue on terms other than those provided in this Agreement.

2. Position, Duties, Location, and Business Opportunities.

(a) During the Employment Period, Executive will serve in the position of __________________. At all times during the Employment Period, Executive will report to the Board of Directors of the Company (“Board”).

(b) During the Employment Period, Executive will be responsible for such duties and responsibilities as are consistent with his position or as may be assigned to him from time to time by the Board. During the Employment Period, Executive will comply with all legal requirements applicable to him as a result of his position and duties and responsibilities with the Company. In addition to the terms and conditions set forth in this Agreement, Executive’s continued employment with the Company will be subject to any Company policies that may be in effect from time to time.

(c) During the Employment Period, Executive will devote his full time, attention, skill, and energy to the duties set forth herein and to the business of the Company, and use his best efforts to promote the success of such business. During the Employment Period, Executive will not be employed by or provide services to any other entity, person, or business, without the prior written consent of the Board, which approval will not be unreasonably withheld.

(d) During the Employment Period, Executive will work from the Company’s principal offices located in India or any of the Company’s facilities in the world or his home office, at the Executive’s sole discretion. Executive acknowledges that, in order to effectively perform his duties, he will be required to travel for business purposes from time to time, as mutually agreed by the Company and Executive.

Services in a different geography: In the course of his employment, the employee maybe required to render services out of _________ for such period of time as maybe necessary that is sufficient to enable the employee to properly perform his duties in the best interest of the group. All such services that the Employee is required to function in his limited capacity, including the decisions that are being executed by the employee, at the time of his stay in _________ will not attach the company, headquartered at Cayman Islands to additional ___________ formalities or business nexus.

(e) Executive shall submit to the Company all business, commercial, and investment opportunities and offers presented to him or of which he becomes aware during the Employment Period, and which relate in any way to the scope of any then-current or then-proposed business or investment activity of the Company (“Business Opportunities”). Unless approved by the Board in writing, Executive shall not accept or pursue, directly or indirectly, any Business Opportunities on Executive’s own behalf or on behalf of a third-party other than the Company; provided, however, solely as a passive investment, Executive shall be permitted to own (i) up to one percent (1%) of the outstanding shares of any publicly traded company that may be involved in Business Opportunities; or (ii) a passive equity interest in a private debt or equity investment fund through which Executive may own up to five percent (5%) of the outstanding securities of any non-publicly traded company that may be involved in Business Opportunities, so long as, in either case, Executive does not have the ability to control or exercise any managerial influence with respect to any such Business Opportunities and does not otherwise participate in the operation of such Business Opportunities.

3. Compensation and Benefits.

(a) Executive’s annual base salary shall initially be $_____________ (the “Base Salary”). The Base Salary shall be payable in approximately equal installments throughout the year in accordance with the Company’s general payroll practices with respect to executive officers and shall be subject to all required or otherwise authorized withholding. The amount of the Base Salary may not be decreased without the written consent of Executive (except in connection with any across-the-board reduction impacting substantially all executives of the Company), but may be increased. Any subsequent increase in the amount of the Base Salary shall be determined at the sole discretion of the Board. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The parties acknowledge and agree that a portion of the Base Salary shall constitute consideration for Executive’s compliance with the restrictions and covenants set forth in the Confidentiality and Intellectual Property Assignment Agreement attached hereto as Exhibit A. Such Compensation negotiated under this contract will be revisited yearly.

Services to Subsidiary/Compensation. In the course of his employment, the executive may be required to render services for the Company’s US subsidiary, Mobiv Acquisition Corp, in California for such period of time as maybe necessary that is sufficient to enable the employee to properly perform his duties in the best interest of such Subsidiary. All such services that the Employee is required to function in this limited capacity, including the decisions that are being executed by the employee, at the time of his stay in the United States will be solely attributed in respect of Mobiv Acquisition Corp and not SRIVARU Holding Limited, headquartered at Cayman Islands. For the duration of his presence in the United States, during any part of the calendar year, he will be compensated by Mobiv Acquisition Corp. The Employee’s direction is to spend a certain duration in any year (“timeframe”) in the United States to further the goals and objectives of Mobiv Acquisition Corp. as they relate to the overall group strategy. This timeframe shall be revisited and determined each year and shall be dependent on the specific goals, milestones and business performance indicators set for Mobiv Acquisition Corp. The Employee will be responsible for fulfilling any and all of his State or Federal tax obligations to the respective income tax agencies in the United States which shall be confined to the income derived from Mobiv Acquisition Corp and to the duration of his stay in the United States. Mobiv Acquisition Corp shall handle all federal and state obligations in the capacity of an employer, which shall include but not be limited to ensuring that Social Security, Medicare and Unemployment taxes are duly remitted to the various government agencies and relevant statutory returns filed. Similarly, Mobiv Acquisition Corp shall be responsible to remit any state worker’s compensation, Employee Training Tax, State Unemployment Insurance, and State Disability Insurance payments are duly remitted and relevant statutory requirements are met.

(b) Executive shall be eligible to receive an annual incentive bonus award each fiscal year during the Employment Period (the “Annual Bonus”) in a target amount equal to ___% of Executive’s Base Salary, subject to Executive’s continued employment with the Company through the applicable payment date. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board, if any, under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event more than 75 days following the close of the applicable fiscal year. No Annual Bonus will be earned if Executive’s employment with the Company terminates for any reason or no reason prior to the applicable payment date, except as otherwise provided in Section 5(c).

(c) During the Employment Period, Executive shall be eligible to participate in such other compensation, Executive benefit, and executive perquisite plans, programs, policies and arrangements that the Company makes available to Executive from time to time, in accordance with the eligibility and participation provisions of such plans and as set forth in such plans, programs, policies and arrangements. The Company reserves the right to amend any employee benefit plans, programs, policies and arrangements from time to time, or to terminate any such plan, program, policy or arrangement, consistent with the terms thereof at any time and for any reason without providing Executive with notice.

(d) On the Effective Date, the Board shall grant to Executive restricted stock units, each of which will represent a right to receive and be paid one share of the Company’s common stock (the “Company’s Common Stock”), on the date such restricted stock unit vests (the “Restricted Stock Units”). The Restricted Stock Units will vest annually over a four (4) year period, with 25% vesting on each of the four (4) anniversaries of the Effective Date, provided that Executive has remained continuously employed by the Company from the Effective Date through the applicable vesting date.

(e) The Company shall reimburse Executive for all reasonable expenses incurred in the course of performing duties under this Agreement which are consistent with the Company’s policies in effect with respect to travel, entertainment and other business expenses pursuant to applicable Treasury Regulations.

(f)   Executive shall be eligible for vacation in accordance with and subject to Company policies, with a minimum of four (4) weeks’ vacation during each calendar year in the Employment Period.

(g) The Company agrees to pay or reimburse Executive for the reasonable attorney’s fees and related expenses incurred by Executive in connection with the drafting, negotiation, and execution of this Agreement and related documents referenced in this Section 3, not to exceed $______.

4. Employment Term and Termination.

(a) At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will”, and, as a result, either Executive or the Company may terminate Executive’s employment (and the Employment Period) at any time and for any reason, with or without Cause or Good Reason, after notice as required by this Agreement. The Employment Period shall continue until terminated upon the earlier of (i) Executive’s death or following a Disability, (ii) the Initial Term Expiration Date or the last day of a Renewal Term, if a Non-Renewal Notice is timely provided by the Company or Executive in accordance with the provisions of Section 1, (iii) the termination by the Company of Executive’s employment, with or without Cause, or (iv) Executive’s resignation, with or without Good Reason.

(b) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. Either the Company or Executive may terminate Executive’s employment in the event of Executive’s Disability during the Employment Period. Executive agrees, in the event of a dispute regarding a Disability determination, to submit to a physical examination by a licensed physician who is mutually and reasonably agreeable to the Company and Executive. To the extent that this paragraph is in conflict with the Americans with Disabilities Act or any other provision of applicable federal, state or local law, rule or regulation, such law, rule or regulation shall control. The term “Disability” shall mean the absence of Executive from Executive’s full-time duties with the Company for 90 consecutive days or for a total of 120 days in any twelve (12)-month period, in either case, as a result of incapacity due to mental or physical illness, or, in the event the Company has a long-term disability insurance policy covering Executive that insures against “permanent disability,” the term “Disability” shall have the meaning ascribed to such term under such policy.

(c) Termination by the Company. The Company may terminate Executive’s employment with the Company during the Employment Period for Cause or without Cause or by delivery of a Non-Renewal Notice (though pursuant to Section 1 of this Agreement, the Company providing Executive with a Non-Renewal Notice, by itself, shall not cause a termination of Executive’s employment with the Company and his employment thereafter shall be “at-will”).

(d) Resignation by Executive. Executive may terminate his employment with the Company at any time during the Employment Period for Good Reason or upon ninety (90) days’ advance notice to the Company without Good Reason or by delivery of a Non-Renewal Notice.

(e) Termination of Offices and Board Memberships. Upon termination of Executive’s employment for any reason, unless otherwise expressly specified in a written agreement between Executive and the Board, Executive shall be deemed to have resigned from all offices, board memberships, and other employment or managerial positions then held with the Company and all of its affiliates, if any, and shall take all actions reasonably requested by the Company to evidence or effectuate the foregoing.

(f) Termination Date. The date on which Executives’ employment is terminated is referred herein as the “Termination Date.”

5. Obligations of the Company upon Termination.

(a) Payment of Accrued Obligations. If Executive’s employment with the Company terminates for any reason, the Company will pay to Executive (or Executive’s estate in the case of Executive’s death) in accordance with the Company’s general payroll practices with respect to Executive officers, (i) the aggregate amount of Executive’s earned but unpaid Base Salary through the Termination Date; (ii) any accrued but unused vacation/time off to the extent required under applicable law; (iii) reimbursement for all incurred but unreimbursed expenses to the extent Executive is entitled to be reimbursed; and (iv) any other earned but unpaid compensation, if applicable, as of the Termination Date.

(b) Additional Obligations as a Result of Death or Disability. If Executive’s employment is terminated as a result of Executive’s death or Disability during the Employment Period, and provided that Executive (or Executive’s estate’s executor or administrator, in the case of Executive’s death) timely signs and delivers to the Company a Confidential Severance and Release Agreement in a reasonable and customary form as provided by the Company (a “Release Agreement”) that becomes effective and non-revocable prior to the 60th day following the Termination Date (whereas the date such Release becomes non-revocable shall be referred to as the “Release Effective Date”), all unvested equity awards held by Executive will become fully vested on the Release Effective Date, and Executive’s rights to such awards will vest on the Release Effective Date.

(c) Additional Obligations for Termination by the Company without Cause or by Executive for Good Reason. Except as otherwise provided in Section 5(d), if Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason during the Employment Period, and provided that Executive timely signs and delivers to the Company a Release Agreement that becomes effective and non-revocable prior to the Release Effective Date, (i) Executive shall be entitled to receive severance compensation equal to the sum of the amount of Executive’s then effective annual Base Salary plus the amount of Executive’s target Annual Bonus for the year in which Executive’s employment is terminated, which amount shall be paid in substantially equal installments over the twelve (12) month period following the Release Effective Date; and (ii) subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month during the eighteen (18) month period immediately following such termination (the “COBRA Period”), payment of an amount equal to the total monthly COBRA premium cost; provided, that the payments described in this clause (ii) shall cease in the event that Executive becomes eligible to receive any comparable group health benefits as a result of subsequent employment or service during the COBRA Period.

(d) Limitation on Obligations of the Company. Notwithstanding anything to the contrary herein contained, except to the extent required by law, the Company shall not be required to pay any amounts or provide any benefits under this Section 5 or elsewhere in this Agreement if Executive is in breach of any of his obligations under this Agreement or any other agreement with the Company, including without limitation, all Executive policies of the Company and any obligation relating to the treatment of Company confidential information and any non-compete obligation.

(e) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Cause” shall mean (A) Executive’s failure to substantially perform one or more of Executive’s essential duties and obligations to the Company or its affiliates (other than any such failure resulting from a Disability) which, to the extent such failure is remediable, Executive fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company; (B) Executive’s refusal or failure to comply with the reasonable and legal directives of the Board after written notice from the Board describing Executive’s failure to comply and, if such failure is remediable, Executive’s failure to remedy same within 21 days of receiving written notice; (C) any act of personal dishonesty, fraud, misrepresentation, embezzlement or theft taken by Executive which was intended to result in or resulted in substantial gain or personal enrichment of Executive at the expense of the Company; (D) Executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (E) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony or any crime involving moral turpitude under the laws of the United States or any State; (F) Executive’s abuse of drugs, other narcotics or alcohol during working hours or where such abuse (whenever occurring) impacts on Executive’s working day, (G) Executive’s breach of any of his obligations under any written agreement with the Company (including without limitation this Agreement, the Confidentiality and Intellectual Property Assignment Agreement attached hereto as Exhibit A and any other proprietary information and inventions assignment agreement with the Company) which, to the extent such breach is remediable, Executive fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company; (H) Executive’s violation of a material policy of the Company which, to the extent such failure is remediable, Executive fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company; or (I) Executive’s commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company.

(ii) “Good Reason” shall mean and exist upon the occurrence of one of the following Company actions (unless Executive consents in writing to such action(s)): (A) a material reduction in Executive’s Base Salary to which Executive was entitled immediately prior to such reduction (except in connection with any across-the-board reduction impacting substantially all executives of the Company), (B) the relocation of the Company’s principal executive office or Executive’s principal place of performance of his duties and responsibilities under this Agreement to a location more than one hundred (100) miles from the then present location of such office or principal place of performance of duties, or (C) a material diminution in Executive’s title, position, authority or responsibilities; provided, however, that (w) Executive must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of his intent to terminate employment based on such action(s), (x) the written notice must describe the event constituting Good Reason in reasonable detail, (y) the Company must be provided at least 30 days to cure or rectify the event, and (z) Executive must terminate his employment within 120 days of the initial occurrence of such action(s).

(f) Section 409A. Notwithstanding anything herein to the contrary, (i) to the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement shall be provided in a manner and at a time that complies with Section 409A; (ii) if, at the time Executive’s employment with the Company terminates, Executive is a “specified Executive” within the meaning of Section 409A of the Code, and the deferral of the commencement of any payments or benefits (or portions thereof) otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code or prevent such payment or benefit from constituting a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then the payment or benefits shall be delayed to the earliest date required under Section 409A of the Code to the extent and amount necessary to comply with Section 409A of the Code, with such delayed payments to be accumulated and made in lump sum on the first business day following the earliest date permitted by Section 409A of the Code, (iii) for purposes of this Section 5, a termination of Executive’s employment occurs only if such termination constitutes a “separation from service” under Section 409A of the Code, and (iv) payments identified in Section 5 will be considered the right to a series of separate payments. Notwithstanding any other provision in the Agreement, the Company and Executive will cooperate in good faith to amend or modify the Agreement so that the payments under this Agreement qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the payments under the Agreement shall be exempt from or comply with Section 409A of the Code.

(g) Section 280G/4999. Notwithstanding anything contained in this Agreement to the contrary, (A) to the extent that any payment or distribution of any type to or for Executive by the Company, any affiliate of the Company, any acquirer who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such acquirer, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (B) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount Executive would receive, after all taxes, if Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (C) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Executive shall be subject to the Excise Tax. All determinations required to be made under this Section 5(g) shall be made by a nationally recognized accounting firm that is (i) not serving as accountant or auditor for the individual, entity or group effecting the Change in Control and (ii) agreed upon by the Company and Executive (the “Accounting Firm”), which shall provide detailed supporting calculations (which detailed supporting calculations shall include specific information about each Payment (including the amount of each Payment) and such other information as Executive shall reasonably request or need to make the determination required of Executive under this Section 5(g) both to the Company and Executive within thirty (30) business days after the Termination Date (or such earlier time as is requested by the Company) and an opinion to Executive that he has substantial authority not to report any Excise Tax imposed under section 4999 of the Code on his federal tax return with respect to the Payments (as eliminated or reduced, if applicable, under such initial determination). Any such determination by the Accounting Firm shall be binding upon the Company and Executive. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (A) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the rights under Section 5(c)(iv), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies (other than rights under Section 5(c)(iv)), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

6. Indemnification; Directors’ and Officers’ Insurance. The Company will indemnify Executive, hold Executive harmless, and defend Executive, to the fullest extent permitted under the law, from and against any and all judgments, settlements, liabilities, damages, penalties, fines, interest, and reasonable costs and expenses (including attorneys’ fees) actually and reasonably incurred by Executive as a result of or in connection with Executive being made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (and which, for the avoidance of doubt, includes the receipt by Executive of a subpoena, document request, or similar discovery request from a government agency), by reason of or in relation to Executive’s employment with the Company or provision of any other services (including service as a director) to the Company or any of its affiliates; provided, however, that the Company will not be obligated to indemnify Executive to the extent that any act or omission performed or omitted by Executive was performed or omitted (i) fraudulently, (ii) in bad faith, (iii) in violation of applicable law to the extent that Executive knew that his act or omission was in violation of applicable law, or (iv) constitutes willful misconduct. The terms of this paragraph are intended to constitute an arrangement that is exempt from the requirements of Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(10) and, as such, this paragraph shall be interpreted accordingly. In addition, the Company will purchase and maintain, at its own expense, comprehensive D&O insurance providing coverage to Executive, and in any event on terms that are no less favorable than the coverage provided to any director or officer of the Company, and the Company will maintain such coverage in place during Executive’s employment with the Company and for at least six years after such employment terminates.

7. Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be not be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 5(c) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

8. Representations. Executive hereby represents and warrants to the Company that: (i) Executive is entering into this Agreement voluntarily and that the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to any Company Party pursuant to the terms of this Agreement, (iii) Executive has all requisite legal capacity, power and authority necessary to enter into, deliver and perform his obligations pursuant to this Agreement, and (iv) this Agreement has been duly authorized, executed and delivered by Executive, and this Agreement constitutes a valid and binding obligation of Executive enforceable against Executive in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by a nationally recognized overnight delivery service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

If to Executive at Executive’s most recent address in the records of the Company

Notices to the Company:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Board of Directors/Nomination Committee

Email: BOD@srivarumotors.com

Any notice under this Agreement shall be deemed to have been given (i) when so delivered in person, (ii) if sent by first class mail, three (3) days after so mailed, or (iii) when emailed (provided that no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise undelivered).

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement. Except with respect to any proprietary information and inventions assignment agreement between the Company and Executive, this Agreement and the documents referenced herein embody with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company except by operation of law to Executive’s estate upon the death of Executive.

14. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the state of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

15. Arbitration and Equitable Remedies. Executive agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in the state of California, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall pay the legal costs and expenses of such arbitration; however, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration.

16. Cooperation. Executive will cooperate with all reasonable requests by the Company (or any other Company Party or affiliate thereof) for assistance in connection with any investigations or legal proceedings involving the Company (or any other Company Party or affiliate thereof), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed; provided, however, that the foregoing shall not apply to any investigation or legal proceeding involving disputes between Executive and the Company arising under this Agreement or any other agreement.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of such provision or any other provision of this Agreement.

18. Dodd Frank Act and Other Applicable Law Requirements. Executive agrees (a) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (b) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Executive and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth on the first page hereof.

EXECUTIVE	SRIVARU HOLDING LIMITED

[NAME]	MOHANRAJ RAMASAMY
CHIEF EXECUTIVE OFFICER

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT